Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 Fax (972) 367-3559

EXCO Resources Announces Successful Consent Solicitation

DALLAS, TEXAS, November 25, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that the Company has obtained the requisite consents to approve the proposed amendments on its previously announced consent solicitation to amend the indenture governing its 7.500% senior notes due 2018 (the “Notes”), which expired at 5:00 p.m., New York City Time, on November 24, 2015 (the “Expiration Date”).

Following the receipt of the requisite consents to the proposed amendments, EXCO entered into a supplemental indenture effecting the proposed amendments with respect to the indenture governing the Notes, which became operative on November 25, 2015. The new supplemental indenture: (i) eliminates the reduction in the amount of secured indebtedness permitted under EXCO’s credit facilities upon principal payments which result in a permanent reduction in borrowing capacity of EXCO and its subsidiaries, and (ii) amends the definition of “Credit Facilities” in the indenture to include debt securities as a permitted form of additional secured indebtedness, in addition to the term loans and other credit facilities currently permitted.

Credit Suisse Securities (USA) LLC acted as Solicitation Agent for the consent solicitation, and D.F. King & Co., Inc. acted as the Information, Tabulation and Paying Agent for the consent solicitation.

This announcement does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of EXCO or its subsidiaries.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission (“SEC”) filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.